Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-126161 on Form S-8 of TreeHouse Foods, Inc. and subsidiaries (the “Company”) of our report dated February 26, 2007, relating to the Consolidated Financial Statements and Financial Statement Schedule of the Company, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,”) and Management’s Report on the Effectiveness of Internal Control over Financial Reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
February 26, 2007